UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2019

MARRONE BIO INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36030	20-5137161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA 95618

(Address of Principal Executive Offices, and Zip Code)

(530) 750-2800

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	MBII	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On April 3, 2018, Marrone Bio Innovations, Inc. (the “Company”) was named as a defendant in a complaint filed by Piper Jaffray, Inc. (“Piper” and together with the Company, the “Parties”) with the Superior Court of the State of Delaware (the “Lawsuit”). Piper’s complaint alleged one breach of contract claim, specifically, that the Company breached an engagement letter (the “Engagement Letter”) with Piper by failure to pay a $2,000,000 transaction fee, which Piper alleged was due under the Engagement Letter as a result of the Company’s consummation of its private placement and debt refinancing transactions in February 2018. On October 8, 2019, the Company entered into a Settlement and Release Agreement with Piper to settle the Lawsuit without any admission or findings of liability (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company has paid Piper an aggregate of one million dollars ($1,000,000).

In addition, under the Settlement Agreement, Piper agreed to dismiss the Lawsuit against the Company with prejudice and the Parties agreed to mutual general releases of all claims relating to the Lawsuit other than their prospective obligations under the Settlement Agreement, the confidentiality obligations under the Engagement Letter and any potential indemnification obligations under the Engagement Letter unrelated to the Lawsuit.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Date: October 11, 2019	By:	/s/ Linda V. Moore
	Name:	Linda V. Moore
	Title:	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer